Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal Year 2021 Results

NEWARK, NJ — December 3, 2020: IDT Corporation (NYSE: IDT) reported net income per diluted share of $0.32 and Non-GAAP earnings per diluted share* of $0.35 on revenue of $343 million for the first quarter of FY 2021, the three months ended October 31, 2020.

1Q FY21 HIGHLIGHTS

(Results are for 1Q21 and are compared to 1Q20)

●	Consolidated revenue increased 1% to $343 million from $340 million.

●	Consolidated revenue less direct cost of revenue increased 16% to $70 million from $61 million, the fifth consecutive year-over-year quarterly increase.

●	BOSS Revolution Money Transfer, National Retail Solutions (NRS) and net2phone (subscription) revenue increased by 111%, 109% and 32%, respectively. These three businesses in the aggregate increased their share of consolidated revenue less direct cost of revenue to 31% from 19%.

●	Consolidated income from operations increased to $13.3 million from a loss from operations of $1.4 million.

●	Adjusted EBITDA* increased 148% to $18.1 million from $7.3 million, and Adjusted EBITDA less CAPEX** increased 291% to $13.5 million from $3.5 million.

●	EPS was $0.32 compared to a loss per share of $0.06. Non-GAAP earnings per diluted share* was $0.35 compared to $0.10.

●	IDT repurchased 463,792 shares of its Class B common stock for $2.8 million during 1Q21.

REMARKS BY SHMUEL JONAS, CEO

“This was another strong financial quarter for IDT, with substantial year-over-year improvements in revenue less direct cost of revenue and bottom-line results.

“All three of our high growth, higher margin businesses - BOSS Revolution Money Transfer, NRS and net2phone’s cloud communications offerings - generated impressive year over year revenue growth.

“In aggregate, these businesses have been contributing an increasing share of our consolidated revenue less direct cost of revenue, and this quarter their contribution topped 30%. Our money transfer business again benefitted, although less significantly, from the favorable foreign exchange market conditions that boosted its results last quarter.

“As a result of strong operational cash generation, IDT closed the quarter with a stronger balance sheet, even as we continued to invest in our businesses and repurchase our stock.”

CONSOLIDATED RESULTS

Results (in millions, except EPS)	1Q21	4Q20	1Q20	1Q21 - 1Q20 change (%/$)
Revenue	$343	$360	$340	+0.9%
Direct cost of revenue	$273	$283	$279	(2.2)%
Revenue less direct cost of revenue	$70	$77	$61	+15.7%
Revenue less direct cost of revenue as a percentage of revenue**	20.5%	21.5%	17.9%	+260 bps
SG&A expense	$52	$55	$53	(2.4)%
Depreciation and amortization	$4.5	$4.7	$5.3	$(0.8)
Severance expense	$0.1	$1.8	$0.6	$(0.5)
Other operating expense, net	$0.3	$1.7	$2.8	$(2.5)
Income (loss) from operations	$13.3	$14.2	$(1.4)	+$14.6
Adjusted EBITDA*	$18.1	$22.4	$7.3	+$10.8
Adjusted EBTIDA* less CAPEX**	$13.5	$18.2	$3.5	+$10.1
Net income (loss) attributable to IDT	$8.3	$21.5	$(1.5)	+$9.8
Diluted earnings per share	$0.32	$0.82	$(0.06)	+$0.38
Non-GAAP net income*	$9.0	$16.3	$2.8	+$6.3
Non-GAAP earnings per diluted share*	$0.35	$0.62	$0.10	+$0.25

*	Throughout this release, Adjusted EBITDA, Non-GAAP net income and Non-GAAP earnings per diluted share are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

**	Revenue less direct cost of revenue as a percentage of revenue and Adjusted EBITDA less CAPEX are key performance metrics. Please refer to the Explanation of Key Performance Metrics at the end of this release for an explanation of these metrics.

RESULTS BY SEGMENT

(Results are for 1Q21 and are compared to 1Q20 except where otherwise noted)

IDT has revised its segment reporting for FY 2021 to reflect the growth of its fintech and cloud communications businesses and their increased contributions to the Company’s consolidated results. The Company is reporting results for three new reporting segments. Comparative results have been reclassified and restated for all periods presented. The revised reportable business segments reflect management’s approach to analyzing results, its resource allocation strategy and its assessment of business performance.

Fintech – Comprises BOSS Revolution Money Transfer, a provider of international money remittance and related value/payment transfer services and National Retail Solutions (NRS), operator of a nationwide point-of-sale retail network providing payment processing, digital advertising, transaction data and ancillary services. BOSS Revolution Money Transfer and NRS were formerly reported in the Company’s Telecom & Payment Services (TPS) segment as TPS’ Growth vertical.

net2phone-UCaaS - Comprises net2phone’s cloud communications offerings, which were previously reported in the net2phone segment.

Traditional Communications - Comprises lines of business participating in whole or in part in the paid minute telecommunications market and other smaller lines of business.

●	BOSS Revolution Calling, an international long-distance calling service marketed primarily to immigrant communities in the U.S.;

●	Mobile Top-Up, which enables customers to transfer airtime and bundles of airtime, messaging, and data to international and domestic mobile accounts;

●	Carrier Services, a wholesale provider of international voice and SMS termination as well as outsourced traffic management solutions to telecoms worldwide; and

●	Other, which includes net2phone-Platform Services and smaller communications and payments offerings, many of which are in harvest mode.

Traditional Communications businesses were previously reported in the former TPS segment except for net2phone-Platform Services, which was previously included within the former net2phone segment.

IDT continues to report its corporate overhead separately.

Segment Financial Results

(in millions)	Fintech			net2phone-UCaaS			Traditional Communications
	1Q21	4Q20	1Q20	1Q21	4Q20	1Q20	1Q21	4Q20	1Q20
Revenue	$20.1	$25.9	$9.6	$9.6	$8.6	$7.2	$313.7	$325.8	$323.4
Revenue less direct cost of revenue	$13.9	$20.1	$5.7	$7.6	$6.8	$5.7	$48.7	$50.5	$49.3
SG&A	$10.4	$10.6	$8.1	$10.3	$9.6	$8.5	$29.3	$32.7	$34.6
Income (loss) from operations	$3.1	$9.1	$(2.7)	$(3.8)	$(3.9)	$(3.7)	$15.8	$11.5	$7.5
Adjusted EBITDA*	$3.5	$9.4	$(2.4)	$(2.7)	$(2.7)	$(2.7)	$19.5	$17.8	$14.7

Fintech

The Fintech segment accounted for 6% and 3% of IDT’s consolidated revenue and 20% and 9% of IDT’s consolidated revenue less direct cost of revenue in 1Q21 and 1Q20, respectively.

Fintech Takeaways:

●	BOSS Revolution Money Transfer revenue increased 111% to $15.2 million from $7.2 million, driven primarily by increased transaction volume. Money Transfer’s top and bottom-line results also reflect a significant but diminished benefit from the transient FX market conditions that positively impacted 4Q20 results.

●	Money Transfer transactions increased 59% to 1.8 million from 1.1 million in 1Q20 fueled by 77% growth in Money Transfer’s digital channel.

●	National Retail Solutions (NRS) revenue increased 109% to $4.9 million from $2.4 million, driven primarily by the expansion of its point-of-sale network and by increased sales of payment processing services and digital out-of-home (DOOH) advertising offerings.

●	At October 31, 2020, NRS had deployed 12,500 billable POS terminals and had 3,100 payment processing merchant accounts.

net2phone-UCaaS

The net2phone-UCaaS segment accounted for 3% and 2% of IDT’s consolidated revenue and 11% and 9% of IDT’s consolidated revenue less direct cost of revenue in 1Q21 and 1Q20, respectively.

net2phone-UCaaS Takeaways:

●	Seats served increased 58% to 176,000 at October 31st from 112,000 a year earlier and from 154,000 at July 31st.

●	Subscription revenue increased 32% to $9.0 million from $6.8 million, led by growth in the U.S. market. Sequentially, however, revenue growth was strongest in net2phone’s Latin American markets as sales began to recover from a COVID-19 related slow down.

●	net2phone recently released integrations with Slack and Zoho, building on the previously announced integration with Microsoft Teams. The company recently launched service in Peru, Latin America’s sixth largest economy, and plans to expand coverage to six additional cities in Brazil during the current (second) quarter.

Traditional Communications

The Traditional Communications segment accounted for 91% and 95% of IDT’s consolidated revenue and 69% and 81% of IDT’s consolidated revenue less direct cost of revenue in 1Q21 and 1Q20, respectively.

Traditional Communications Takeaways:

●	BOSS Revolution Calling revenue was unchanged at $116 million. Minutes of use decreased by 7% offset by a corresponding increase in revenue per minute.

●	Mobile Top-Up revenue increased 25% to $96 million from $77 million. The increase was driven by the addition of new mobile partners and increasing demand for data-centric top-up bundles.

●	Carrier Services revenue decreased 23% to $88 million from $114 million. The decrease reflects the continued, industry-wide decline of international voice calling, accelerated by the rise of over the top and video conferencing particularly among corporate users who have transitioned to work from home.

●	Other revenue decreased 17% to $14 million from $17 million, in line with expectations. Many of the offerings within Other are in harvest mode.

NOTES ON FINANCIAL STATEMENTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense of $2.2 million was the same in both 1Q21 and 1Q20.

As of October 31, 2020, IDT held $119.0 million in unrestricted cash, cash equivalents, debt securities and current equity investments. Current assets totaled $325.3 million and current liabilities totaled $319.9 million.

Net cash provided by operating activities during 1Q21 was $18.8 million, compared to net cash used in operating activities of $5.0 million in the year ago quarter. Exclusive of changes in customer deposit balances at the Gibraltar bank, net cash provided by operating activities during 1Q21 was $19.3 million, compared to net cash used in operating activities of $6.7 million in 1Q20.

Capital expenditures (CAPEX) were $4.6 million and $3.9 million in 1Q21 and 1Q20, respectively.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A replay of the conference call will be available approximately three hours after the call concludes through December 10, 2020. To access the call replay, dial toll free 1-844-512-2921 (from U.S.) or 1-412-317-6671 (international) and provide this replay number: 10149919. A replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT:

IDT Corporation (NYSE: IDT) is a global provider of fintech, cloud communications and traditional communications services. Our fintech businesses include BOSS Revolution® Money Transfer, an international remittance and financial services provider, and National Retail Solutions®, operator of a nationwide point-of-sale retail network providing payment processing, digital advertising, transaction data and ancillary services. net2phone provides cloud communications and collaboration solutions for businesses and organizations. IDT’s traditional communications platform offerings include international voice and text, mobile top-up and wholesale telecom services.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	October 31, 2020	July 31, 2020
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$74,082	$84,860
Restricted cash and cash equivalents	114,046	116,362
Debt securities	23,890	18,363
Equity investments	21,036	5,964
Trade accounts receivable, net of allowance for doubtful accounts of $6,361 at October 31, 2020 and $6,085 at July 31, 2020	47,182	44,166
Prepaid expenses	28,042	33,115
Other current assets	17,004	19,302
Total current assets	325,282	322,132
Property, plant and equipment, net	30,509	30,061
Goodwill	12,808	12,858
Other intangibles, net	3,878	3,959
Equity investments	9,748	8,833
Operating lease right-of-use assets	9,435	9,490
Deferred income tax assets, net	5,405	8,512
Other assets	8,881	8,905
Total assets	$405,946	$404,750

Liabilities and equity
Current liabilities:
Trade accounts payable	$31,261	$31,147
Accrued expenses	122,498	125,544
Deferred revenue	39,952	40,114
Customer deposits	113,659	115,992
Other current liabilities	12,497	12,073
Total current liabilities	319,867	324,870
Operating lease liabilities	7,193	7,353
Other liabilities	1,303	1,388
Total liabilities	328,363	333,611

Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2020 and July 31, 2020	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,983 and 25,961 shares issued and 23,900 and 24,345 shares outstanding at October 31, 2020 and July 31, 2020, respectively	260	260
Additional paid-in capital	278,134	277,443
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,083 and 1,616 shares of Class B common stock at October 31, 2020 and July 31, 2020, respectively	(59,077)	(56,221)
Accumulated other comprehensive loss	(7,188)	(7,410)
Accumulated deficit	(131,045)	(139,333)
Total IDT Corporation stockholders’ equity	81,117	74,772
Noncontrolling interests	(3,534)	(3,633)
Total equity	77,583	71,139
Total liabilities and equity	$405,946	$404,750

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended October 31,
	2020	2019

	(in thousands, except per share data)

Revenues	$343,425	$340,200
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	273,174	279,460
Selling, general and administrative (i)	52,140	53,436
Depreciation and amortization	4,493	5,295
Severance	113	626
Total costs and expenses	329,920	338,817
Other operating expense, net	(252)	(2,775)
Income (loss) from operations	13,253	(1,392)
Interest (expense) income, net	(41)	272
Other (expense) income, net	(1,380)	234
Income (loss) before income taxes	11,832	(886)
Provision for income taxes	(3,417)	(536)
Net income (loss)	8,415	(1,422)
Net income attributable to noncontrolling interests	(127)	(91)
Net income (loss) attributable to IDT Corporation	$8,288	$(1,513)

Earnings (loss) per share attributable to IDT Corporation common stockholders:
Basic	$0.32	$(0.06)
Diluted	$0.32	$(0.06)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	25,534	26,279
Diluted	25,861	26,279

(i) Stock-based compensation included in selling, general and administrative expenses	$506	$1,364

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended October 31,
	2020	2019

	(in thousands)
Operating activities
Net income (loss)	$8,415	$(1,422)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,493	5,295
Deferred income taxes	3,104	479
Provision for doubtful accounts receivable	579	549
Stock-based compensation	506	1,364
Other	1,094	(34)

Changes in assets and liabilities:
Trade accounts receivable	(4,020)	7,975
Prepaid expenses, other current assets and other assets	7,318	(9,166)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(2,023)	(10,012)
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	(549)	1,793
Deferred revenue	(150)	(1,798)
Net cash provided by (used in) operating activities	18,767	(4,977)

Investing activities
Capital expenditures	(4,564)	(3,851)
Purchases of debt securities and equity investments	(29,295)	(8,195)
Proceeds from maturities and sales of debt securities and redemption of equity investments	6,596	782
Net cash used in investing activities	(27,263)	(11,264)

Financing activities
Distributions to noncontrolling interests	(28)	(240)
Repayment of other liabilities	(40)	(19)
Proceeds from exercise of stock options	185	276
Repurchases of Class B common stock	(2,856)	—
Net cash (used in) provided by financing activities	(2,739)	17
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	(1,859)	11,426
Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(13,094)	(4,798)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	201,222	257,199
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$188,128	$252,401

Reconciliation of Non-GAAP Financial Measures for the

First Quarter Fiscal 2021 and 2020 and Explanations of Key Performance Metrics

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 1Q21, 4Q20, 1Q20, Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share, all of which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and amortization, severance expense, and other operating expense, and deduct other operating gains.

IDT’s measure of non-GAAP net income starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, net.

IDT’s measure of non-GAAP earnings per diluted share is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2021 and fiscal 2020 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making.

In addition, management uses Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense, net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share. Other operating expense, net includes accruals for non-income related taxes related to one of IDT’s foreign entities, expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer, legal fees related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, expenses for other legal matters, and the write-off of certain assets. From time-to-time, IDT may incur costs related to non-routine legal and tax matters, and write-off assets, however, these various items generally do not occur each quarter. IDT believes the losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP earnings per diluted share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 4Q20, due to continued and projected profitability in the Unites States, IDT was able to release a portion of its valuation allowance that was recorded against its U.S. deferred tax assets. This income tax benefit is excluded from IDT’s non-GAAP net income and non-GAAP EPS because it only indirectly related to the current results of IDT’s core operations.

Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income (loss) for IDT on a consolidated basis, (b) for non-GAAP net income, net income (loss), and (c) for non-GAAP earnings per diluted share, diluted earnings per share.

Key Performance Metrics

Revenue less direct cost of revenue as a percentage of revenue is a financial metric that measures changes in our revenue relative to changes in direct cost of revenue during the same period. Revenue and direct cost of revenue in this metric are from IDT’s consolidated statements of income in accordance with GAAP. Revenue less direct cost of revenue as a percentage of revenue is a ratio in which revenue less direct cost of revenue is the numerator and revenue are the denominator. It is useful for monitoring trends in the generation of revenue as well as for evaluating the net contribution of IDT’s revenue.

Adjusted EBITDA less CAPEX is also a financial metric, which is calculated by deriving Adjusted EBITDA as described above and subtracting capital expenditures in accordance with GAAP as reported in the consolidated statements of cash flows. Management uses Adjusted EBITDA less CAPEX to evaluate the level of capital investment needed to support operations, and as a reasonable proxy for the cash generated by IDT’s businesses. Because IDT’s capital expenditures reflect an allocation of capital for longer term growth, IDT seeks to strike an appropriate balance between near-term and long-term financial performance as reflected in Adjusted EBITDA less CAPEX. IDT’s measurement of Adjusted EBITDA less CAPEX may not be comparable to similarly titled measures reported by other companies.

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone- UCaaS	Fintech	Corporate
Three Months Ended October 31, 2020 (1Q21)
Adjusted EBITDA	$18.1	$19.5	$(2.7)	$3.5	$(2.1)
Subtract (Add):
Depreciation and amortization	4.5	3.0	1.1	0.4	-
Severance expense	0.1	0.1	-	-	-
Other operating expense (income), net	0.3	0.6	-	-	(0.3)
Income (loss) from operations	13.3	$15.8	$(3.8)	$3.1	$(1.9)
Interest expense, net	-
Other expense, net	(1.4)
Income before income taxes	11.8
Provision for income taxes	(3.8)
Net income	8.0
Net income attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$7.9

	Total IDT Corporation	Traditional Communica-tions	net2phone- UCaaS	Fintech	Corporate
Three Months Ended July 31, 2020 (4Q20)
Adjusted EBITDA	$22.4	$17.8	$(2.7)	$9.4	$(2.1)
Subtract:
Depreciation and amortization	4.7	3.1	1.2	0.3	-
Severance expense	1.8	1.8	-	-	-
Other operating expense, net	1.7	1.4	-	-	0.3
Income (loss) from operations	14.2	$11.5	$(3.9)	$9.1	$(2.5)
Interest income, net	0.5
Other income, net	0.1
Income before income taxes	14.8
Benefit from income taxes	6.7
Net income	21.5
Net income attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$21.5

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Traditional Communic-ations	net2phone- UCaaS	Fintech	Corporate
Three Months Ended October 31, 2019(1Q20)
Adjusted EBITDA	$7.3	$14.7	$(2.7)	$(2.4)	$(2.2)
Subtract:
Depreciation and amortization	5.3	4.1	1.0	0.3	-
Severance expense	0.6	0.6	-	-	-
Other operating expense, net	2.8	2.5	-	-	0.3
(Loss) income from operations	(1.4)	$7.5	$(3.7)	$(2.7)	$(2.5)
Interest income, net	0.3
Other income, net	0.2
Loss before income taxes	(0.9)
Provision for income taxes	(0.5)
Net loss	(1.4)
Net income attributable to noncontrolling interests	(0.1)
Net loss attributable to IDT Corporation	$(1.5)

IDT Corporation

Reconciliations of Net Income (Loss) to Non-GAAP Net Income and Earnings (Loss) per share to Non-GAAP Earnings per diluted share

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	1Q21	4Q20	1Q20

Net income (loss)	$8.4	$21.6	$(1.4)
Adjustments (add) subtract:
Stock-based compensation	(0.5)	(0.5)	(1.3)
Severance expense	(0.1)	(1.8)	(0.6)
Release of prior year DTA valuation allowance	-	8.4	-
Other operating expense, net	(0.3)	(1.7)	(2.8)
Total adjustments	(0.9)	4.4	(4.7)
Income tax effect of total adjustments	0.3	(0.9)	0.5
	0.6	(5.3)	4.2
Non-GAAP net income	$9.0	$16.3	$2.8

Earnings (loss) per share:
Basic	$0.32	$0.82	$(0.06)
Total adjustments	0.03	(0.20)	0.17
Non-GAAP - basic	$0.35	$0.62	$0.11

Weighted-average number of shares used in calculation of basic earnings (loss) per share	25.5	26.1	26.3

Diluted	$0.32	$0.82	$(0.06)
Total adjustments	0.02	(0.20)	0.16
Non-GAAP - diluted	$0.35	$0.62	$0.10

Weighted-average number of shares used in calculation of diluted earnings (loss) per share	25.9	26.3	26.5

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